TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY

EXERCISE OF OPTION ON OVERHAUL OF

USS ABRAHAM LINCOLN (CVN-72)

Total Pages - 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 24, 2009...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy ("Navy") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Company" or "Todd Pacific"), a $15,583,506 modification to previously awarded contract N00024-08-C-4416. This modification represents the exercise of an option for the Planned Incremental Availability ("PIA") for USS ABRAHAM LINCOLN (CVN- 72) ("Lincoln"), at Puget Sound Naval Shipyard commencing in April 2009 and is expected to be completed in November 2009. This modification represents the exercise of an option for pier side maintenance, repairs and alterations of various ships systems and equipment throughout the Lincoln.

The PIA of the Lincoln is being performed pursuant to the Company's contract with the Navy for the overhaul, maintenance, repair and alterations of CVN-68 Nimitz class ships in Puget Sound. The five-year cost-plus-award-fee contract was most recently awarded to Todd in August 2008. The Company had been awarded two prior five-year contracts for similar work in 1999 and again in 2004.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.